Exhibit 99.1

FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2015 SECOND QUARTER RESULTS

West Palm Beach, FL – May 14, 2015 – Forward Industries, Inc. (NASDAQ:FORD) (“Forward” or the “Company”), a designer and distributor of custom carry and protective solutions, today announced financial results for its second fiscal quarter ended March 31, 2015.

Forward generated an operating loss of ($0.7) million in the fiscal 2015 second quarter compared to an operating loss of ($0.3) million in the fiscal 2014 second quarter, primarily due to $0.4 million of increased professional fees for legal support and representation associated with employment litigation and other legal matters, plus $0.3 million of accruals for employment settlements with our former CFO and our former CEO. We generated an operating loss of ($2.4) million in the fiscal 2015 six-month period compared to an operating profit of $0.1 million in the fiscal 2014 six-month period, primarily due to $1.4 million of increased professional fees for legal support and representation associated with employment litigation and other legal matters, plus $0.9 million of accruals for employment settlements with our former CFO and our former CEO. The Company does not expect these expenses to recur in future periods as all litigation related to the Company’s proxy contest has been settled and no further employment disputes remain outstanding in respect of the Company’s former CEO and CFO.

Michael Luetkemeyer, Forward’s Interim President, commented: “Initially, the new Board and I have been focused on implementing solutions for the Company’s legacy issues, including streamlining operations, administering the preferred stock redemption, negotiating settlements with former Company officers and winding down other legal matters. With these issues behind us, we now have the potential for stabilized cash flows from operating activities, as we turn our attention toward our longer term goals of organically growing our core business, improving our profit margins and realizing value on behalf of all stakeholders.”

Key financial results for the fiscal 2015 second quarter and for the fiscal 2015 six-month period, compared to the fiscal 2014 second quarter and fiscal 2014 six-month period, are as follows:

Fiscal 2015 Second Quarter Financial Results – Compared to the fiscal 2014 second quarter financial results:

  Net sales increased $0.5 million, or 7%, to $7.2 million in the fiscal 2015 second quarter from $6.7 million in the fiscal 2014 second quarter. Sales of Other Products increased $0.5 million while Sales of Diabetic Products increased $0.1 million.

  Gross profit decreased $52 thousand, or 4%, to $1.35 million in the fiscal 2015 second quarter from $1.4 million in the fiscal 2014 second quarter. As a percentage of sales, our gross margin declined to 19% in the fiscal 2015 second quarter, compared to 21% in the fiscal 2014 second quarter. The gross profit decrease was primarily due to rising product costs and competitive pricing.

  Sales and marketing expenses decreased $29 thousand, or 4%, to $0.7 million in the fiscal 2015 second quarter, primarily due to reduced spending on office supplies and computer expenses.

  General and administrative expenses increased $0.5 million, or 65%, to $1.3 million in the fiscal 2015 second quarter from $0.8 million in the fiscal 2014 second quarter, primarily due to a $0.4 million increase in legal fees for support and representation associated with employment litigation and other legal matters, plus $0.3 million for employment settlements with our former CFO and our former CEO, partially offset by a $0.2 million reduction of cash and stock-based compensation.

  Other (income) expense, net, was $7 thousand of expense in the fiscal 2015 second quarter compared to $149 thousand of expense in the fiscal 2014 second quarter. The fiscal 2014 second quarter expense was primarily a result of the change in the fair market value of warrant liabilities, partially offset by a net gain on investments in marketable securities.

  Net loss from continuing operations was ($0.7) million and ($0.3) million in the fiscal 2015 and 2014 second quarters, respectively.  After deducting preferred stock dividends and accretion, the fiscal 2015 and 2014 second quarter net loss from continuing operations was ($0.7) million and ($0.35) million, or ($0.08) and ($0.04) per basic and diluted share, respectively.

Fiscal 2015 Six-Month Period Financial Results – Compared to the fiscal 2014 six-month period financial results:

  Net sales increased $0.1 million, or 1%, to $15.2 million in the 2015 period from $15.1 million in the 2014 period. Sales of Diabetic Products increased $0.5 million and sales in Other Products decreased $0.4 million.

  Gross profit decreased $0.3 million, or 10%, to $2.9 million in the 2015 period from $3.2 million in the 2014 period. As a percentage of sales, our gross margin declined to 19% in the 2015 period, compared to 21% in the 2014 period. The gross profit decrease was primarily due to rising product costs and competitive pricing.

  Sales and marketing expenses increased $36 thousand, or 3%, to $1.4 million in the 2015 period, primarily due to higher personnel costs and higher travel and entertainment costs.

  General and administrative expenses increased $2.1 million, or 128%, to $3.8 million in the 2015 period from $1.7 million in the 2014 period, primarily due to a $1.4 million increase in legal fees for support and representation associated with our proxy defense, employment litigation and other legal matters, plus $0.9 million for employment settlements with our former CFO and our former CEO, partially offset by a $0.3 million reduction of cash and stock-based compensation.

  Other (income) expense, net, was $117 thousand of expense in the 2015 period compared to $174 thousand of expense in the 2014 period primarily as a result of net losses on investments in marketable securities during the 2015 period and the increase in the fair market value of the warrant liabilities during the 2014 period.

  Net (loss) income from continuing operations was ($2.4) million and $64 thousand in the fiscal 2015 and 2014 periods, respectively.  After deducting preferred stock dividends and accretion, the fiscal 2015 and 2014 period net loss from continuing operations was ($2.9) million and ($32) thousand, or ($0.34) and ($0.01) per basic and diluted share, respectively.

  Net income from discontinued operations was $0.2 million, or $0.03 per basic and diluted share, in the 2015 period, due to the cash payment we received for assigning our rights to a judgment against G-Form. Net loss from discontinued operations was $14 thousand, or ($0.00) per basic and diluted share, in the 2014 period.

The tables below are derived from the Company’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission (“SEC”). Please refer to the Form 10-Q for complete unaudited condensed consolidated financial statements and further information regarding the Company’s results of operations and financial condition relating to the three and six months ended March 31, 2015 and 2014. Please also refer to the risk factors applicable to the Company and its business included in its Annual Report on Form 10-K filed with the SEC on December 10, 2014.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Forward’s current expectations and projections about its future results, performance, prospects and opportunities.  Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2014 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Incorporated in 1962, and headquartered in West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward’s products can be viewed online at www.forwardindustries.com.

Contact:

Forward Industries, Inc.

Michael Luetkemeyer, Interim President

(561) 465-0030

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Net sales	$7,247,339	$6,699,881	$15,191,199	$15,115,358
Cost of goods sold	5,895,518	5,296,250	12,276,957	11,866,527
Gross profit	1,351,821	1,403,631	2,914,242	3,248,831

Operating expenses:
Sales and marketing	695,628	725,240	1,378,085	1,341,947
General and administrative	1,337,258	812,207	3,807,683	1,668,723
Total operating expenses	2,032,886	1,537,447	5,185,768	3,010,670
(Loss) income from operations	(681,065)	(133,816)	(2,271,526)	238,161

Other (income) expense:
Interest income	(6)	(9,212)	(3,021)	(17,730)
(Gain) loss on marketable securities, net	-	(41,407)	110,001	39,433
Loss on change in fair value of warrant liability	-	188,166	-	136,258
Other expense, net	6,637	11,256	9,945	16,001
Total other expense, net	6,631	148,803	116,925	173,962

(Loss) income from continuing operations	(687,696)	(282,619)	(2,388,451)	64,199
(Loss) income from discontinued operations, net	-	(18,395)	198,963	(13,786)
Net (loss) income	(687,696)	(301,014)	(2,189,488)	50,413
Preferred stock dividends and accretion	(1,886)	(47,572)	(475,580)	(96,471)
Net loss applicable to common equity	$(689,582)	$(348,586)	$(2,665,068)	$(46,058)

Net (loss) income	$(687,696)	$(301,014)	$(2,189,488)	$50,413
Other comprehensive (loss) income:
Translation adjustments	(839)	554	(1,706)	1,033
Comprehensive (loss) income	$(688,535)	$(300,460)	$(2,191,194)	$51,446

Net (loss) income per basic and diluted common shares:
(Loss) income from continuing operations	$(0.08)	$(0.04)	$(0.34)	$(0.01)
Income from discontinued operations	0.00	0.00	0.03	0.00
Net (loss) income per basic and diluted common shares	$(0.08)	$(0.04)	$(0.31)	$(0.01)

Weighted average number of common and common equivalent shares outstanding:
Basic	8,486,402	8,195,808	8,463,183	8,177,996
Diluted	8,486,402	8,195,808	8,463,183	8,177,996

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,704,344	$6,477,132
Marketable securities	-	1,051,230
Accounts receivable	5,657,948	6,124,871
Inventories	2,415,679	2,374,837
Prepaid expenses and other current assets	342,414	401,549
Total current assets	11,120,385	16,429,619
Property and equipment, net	100,041	98,990
Other assets	40,962	40,962
Total assets	$11,261,388	$16,569,571
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$1,153,162	$1,218,541
Due to Forward China	3,516,939	5,215,768
Total current liabilities	4,670,101	6,434,309
Other liabilities	123,162	115,202
Total liabilities	4,793,263	6,549,511
6% Senior Convertible Preferred Stock, par value $0.01 per share; 851,154 and 1,500,000 shares authorized; 0 and 648,846 shares issued and outstanding; aggregate liquidation value of $0 and $1,275,000; as of March 31, 2015 and September 30, 2014, respectively	-	833,365

Commitments and contingencies

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; 3,048,846 and 2,400,000 undesignated at March 31, 2015 and September 30, 2014, respectively:

Series A Participating Preferred stock, par value $0.01; 100,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 8,556,755 and 9,159,796 shares issued; 8,556,755 and 8,453,386 shares outstanding; at March 31, 2015 and September 30, 2014, respectively	85,568	91,598
Additional paid-in capital	17,441,548	18,747,371
Treasury stock, 0 and 706,410 shares at cost at March 31, 2015 and September 30, 2014, respectively	-	(1,260,057)
Accumulated deficit	(11,036,874)	(8,371,806)
Accumulated other comprehensive loss	(22,117)	(20,411)
Total shareholders’ equity	6,468,125	9,186,695
Total liabilities and shareholders’ equity	$11,261,388	$16,569,571